April 19, 2007	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.53 Per Share

Financial Highlights for the Quarter:

  Loans increased 2.5%, or $41 million, from December 31, 2006.
  Total deposits (excluding brokered and national certificates of deposit) increased 6.6%, or $61 million, from December 31, 2006.
  Net interest income increased 3.3%, or $554,000, compared to the first quarter 2006.
  Non-interest expense increased 1.4%, or $168,000, compared to the first quarter 2006.
  Deposit service charges and ATM fees increased 5.8% compared to the first quarter 2006.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2007, were $.53 per diluted share ($7,335,000) compared to the $.52 per diluted share ($7,196,000) the Company earned during the same quarter in the prior year. Excluding the effects of the Company's hedge accounting entries recorded, earnings for the three months ended March 31, 2007 and 2006, were $.53 and $.54 per diluted share, respectively.

For the three months ended March 31, 2007, return on average equity (ROAE) was 16.24%; return on average assets (ROAA) was 1.29%; and net interest margin (NIM) was 3.27%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was originally recorded as part of the accounting change in 2005) reduced net interest margin by .05% (from 3.32%). Stockholders' equity at March 31, 2007, was $181.2 million (7.9% of total assets), equivalent to a book value of $13.25 per share.

"In light of the challenging operating environment, we are pleased with our first quarter results," said Great Southern President and CEO Joseph W. Turner. "Loans increased $41 million from December 31, 2006, and given the level of loan repayments experienced in the first quarter, we are pleased with this growth. Demand for commercial loans remains strong. Although the level of non-performing loans has increased, loan charge-off levels as a percentage of total loans remain comparable to historic loss ratios. Primarily six relationships make up the majority of the $27.7 million in non-performing loans.

"The Company's core deposit growth continues to be positive. Core deposits increased $61 million from December 31, 2006. Two of the more significant areas of change were in retail CDs and interest bearing transaction accounts, which increased $20 million and $46 million, respectively. Although some of these deposits may prove to be seasonal, this increase is a reflection of our deposit acquisition initiatives and the great work of our Corporate Services and Retail Banking associates in acquiring and strengthening customer relationships. In addition, customer repurchase agreement accounts increased $45 million in the quarter. Expenses during the first quarter of 2007 increased only slightly from both the first quarter and fourth quarter in 2006, demonstrating that our expense management efforts are working."

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Page Two

Selected Financial Data and Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended March 31, 2007

	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,186	$ (229)	$17,415
Provision for loan losses	1,350	--	1,350
Non-interest income	6,965	341	6,624
Non-interest expense	11,918	--	11,918
Provision for income taxes	3,548	(39)	3,509
Net income	$7,335	$ 73	$7,262

	Three Months Ended March 31, 2006
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$16,632	$ (263)	$16,895
Provision for loan losses	1,325	--	1,325
Non-interest income	7,123	(208)	7,331
Non-interest expense	11,750	--	11,750
Provision for income taxes	3,484	165	3,649
Net income	$7,196	$ (306)	$7,502

	Three Months Ended March 31,
	2007		2006
	Dollars	Earnings Per Share	Dollars	Earnings Per Share

Reported Earnings	$7,335	$.53	$7,196	$.52
Amortization of deposit broker origination fees (net of taxes)	149.01		171.01
Net change in fair value of interest rate swaps and related deposits (net of taxes)	(222)	(.01)	135.01
Earnings excluding impact of hedge accounting entries	$7,262	$.53	$7,502	$.54

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first quarter of 2007 increased $554,000 to $17,186,000 compared to $16,632,000 for the first quarter of 2006. Net interest margin was 3.27% in the quarter ended March 31, 2007, compared to 3.37% in the same period in 2006, a decrease of 10 basis points. For the three months ended March 31, 2007, and 2006, interest income was reduced $348,000 and $288,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the quarter. This reduced net interest income and net interest margin. For the three months ended March 31, 2007, the average balance of investment securities increased by $50 million due to the purchase of very short-term discount notes to pledge against increased public funds deposits. While the Company earned a positive spread on these securities, it was much smaller than the Company's overall net interest spread, having the effect of decreasing net interest margin.

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Page Three

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the first quarter of 2007 increased $520,000 to $17,415,000 compared to $16,895,000 for the first quarter of 2006. Net interest margin excluding the effects of these accounting entries was 3.32% in the quarter ended March 31, 2007, compared to 3.42% in the quarter ended March 31, 2006.

	Non-GAAP Reconciliation (Dollars in thousands)
	Three Months Ended March 31,
	2007		2006
	Dollars	%	Dollars	%

Net Interest Income/Margin	$17,186	3.27%	$16,632	3.37%
Amortization of deposit broker origination fees	229.05		263.05
Net interest income/margin excluding impact of hedge accounting entries	$17,415	3.32%	$16,895	3.42%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" table in this release. This table is prepared including the impact of the accounting entries recorded for certain interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2007 was $6,965,000 compared with $7,123,000 for the first quarter 2006. The $158,000 decrease in non-interest income is primarily the result of the early repayment of five unrelated loans which triggered total prepayment fees of $532,000 in the quarter ended March 31, 2006. Total late charges and fees on loans decreased $616,000 in the three months ended March 31, 2007, compared to the same period in 2006. Although the Company does receive prepayment fees from time to time, it is difficult to forecast when and in what amounts fees will be collected. Non-interest income increased $296,000 in the three months ended March 31, 2007, and decreased $177,000 in the three months ended March 31, 2006, as a result of the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

Service charges on deposit accounts and ATM fees increased $191,000, or 6%, compared to the same period in 2006. First quarter 2007 commission income from the Company's travel, insurance and investment divisions decreased $62,000, or 2%, compared to the same period in 2006. The travel division experienced an increase in commission revenues while the insurance and investment divisions experienced decreases.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2007 was $11,918,000 compared with $11,750,000 for the first quarter of 2006. Non-interest expense increased $48,000 when comparing the first quarter of 2007 to fourth quarter of 2006 expenses of $11,870,000 (excluding the effects of the one-time charge to write off trust preferred securities issuance costs). The Company's efficiency ratio for the quarter ended March 31, 2007, was 49.35% compared to 49.46% in the same quarter in 2006. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the first quarter of 2007 was 49.58% compared to 48.50% in the same period in 2006. The Company's ratio of non-interest expense to average assets decreased from 2.20% for the three months ended March 31, 2006, to 2.08% for the three months ended March 31, 2007. As discussed in previous communications from the Company, changes were made to the Company's retirement plans in 2006. These changes resulted in a decrease of $234,000 in expenses in the first quarter of 2007 compared to the same quarter in 2006.

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	Non-GAAP Reconciliation (Dollars in thousands)
	Three Months Ended March 31,
	2007			2006
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$11,918	$24,151	49.35%	$11,750	$23,755	49.46%
Amortization of deposit broker origination fees	--	229	(.44)	--	263	(.54)
Net change in fair value of interest rate swaps and related deposits	--	(341)	.67	--	208	(.42)
Efficiency ratio excluding impact of hedge accounting entries	$11,918	$24,039	49.58%	$11,750	$24,226	48.50%

* Net interest income plus non-interest income.

INCOME TAXES

For the three months ended March 31, 2007, the Company's effective tax rate was 32.6%, which was consistent with historical levels of approximately 32%.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at March 31, 2007, were $29.8 million, up $4.8 million from December 31, 2006. Non-performing assets as a percentage of total assets were 1.30% at March 31, 2007. Compared to December 31, 2006, non-performing loans increased $7.5 million to $27.7 million while foreclosed assets decreased $2.7 million to $2.1 million. Commercial real estate, construction and business loans comprised $26.0 million, or 94%, of the total $27.7 million of non-performing loans at March 31, 2007. The increase in non-performing loans during the quarter ended March 31, 2007, was primarily due to the addition of one relationship totaling $5.4 million. This relationship consists of residential and commercial development land in Branson, Mo., and other collateral. This project has recently experienced cash flow problems. The borrower is exploring various alternatives, including the sale of portions of the land. In addition, non-performing loans were reduced $686,000 during the quarter ended March 31, 2007, due to the transfer of one relationship to foreclosed real estate. This relationship consists of a mobile home park in the Kansas City, Kan., area.

At March 31, 2007, six significant loan relationships accounted for $20.5 million of the total non-performing loan balance of $27.7 million. Five of these relationships were included in the Non-performing Loans category at December 31, 2006, and were described more fully in the December 31, 2006, Annual Report on Form 10-K.

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Page Five

Potential problem loans increased $5.2 million during the three months ended March 31, 2007, from $13.6 million at December 31, 2006, to $18.8 million at March 31, 2007. Potential problem loans are loans which management has identified as having possible credit problems which may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. Potential problem loans increased primarily due to the addition of one loan relationship to the Potential Problem Loans category in the first quarter of 2007. This relationship totaled $5.1 million and is primarily secured by a 39-unit condominium development in Kansas City, Mo., with additional real estate collateral. Approximately 60% of the units in the project have been sold and closed. The remaining units are currently marketed, with three contracts pending. Two other unrelated relationships totaling $1.8 million were added to the Potential Problem Loans category in the first quarter of 2007. In addition, two unrelated relationships totaling $1.0 million were transferred from Potential Problem Loans to the Non-performing Loans category in the first quarter of 2007, and one relationship in the Potential Problem Loans category was reduced by $1.5 million through the borrower's sale of a portion of the real estate collateral.

Foreclosed assets decreased $2.7 million during the three months ended March 31, 2007, from $4.8 million at December 31, 2006, to $2.1 million at March 31, 2007. Foreclosed assets decreased primarily due to the sale of one asset carried at $3.2 million. This asset consisted of a townhome/apartment development in the Kansas City, Mo., area. This decrease was partially offset by the addition to foreclosed assets discussed above.

BUSINESS INITIATIVES

In March 2007, Great Southern Travel, a subsidiary of Great Southern Bank, acquired a St. Louis-based travel agency, The Travel Company. The acquisition marks Great Southern Travel's first physical presence in St. Louis and, in conjunction with the Company's loan production facility, will help strengthen the Company's name recognition in the region. The Travel Company operates two offices in the St. Louis market, in Creve Coeur, Mo., and St. Peters, Mo.

The Company continues its focus on acquiring consumer and commercial deposits and began two new initiatives in the first quarter. First, a seasoned banking professional, whose main responsibility is to acquire corporate deposits, was hired in the St. Louis market to serve as a Corporate Services representative. The banker will be located in the Creve Coeur loan production office. The Company's remote capture depository product, "Great Access Deposit Direct," will be available for corporate customers in this market.

Second, a marketing strategy to gain deposits in targeted markets in the Company's footprint was expanded at the end of the first quarter. Various highly-targeted direct mail pieces were sent to customers and non-customers in growth markets soliciting core deposit products. This marketing program was introduced in late 2006 and results from this effort prompted the Company to expand the program in 2007.

In the second quarter of 2007, the Company expects to open a new full-service banking center in southwest Springfield, a growing section of the city. This banking center, located on West Republic Road, is the 18th in the Springfield metropolitan footprint and the 38th for the Company.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale of GSBC stock in the quarter ended March 31, 2007, was $29.28.

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Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 37 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	March 31, 2007	December 31, 2006
	(Dollars in thousands)

Total assets	$2,280,919	$2,240,308
Loans receivable, gross	1,740,189	1,698,302
Allowance for loan losses	26,833	26,258
Foreclosed assets, net	2,060	4,768
Available-for-sale securities, at fair value	383,372	344,192
Deposits	1,757,332	1,703,804
Total borrowings	318,653	325,900
Stockholders' equity	181,236	175,578
Non-performing assets	29,761	25,011

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Selected Operating Data:	(Dollars in thousands)

Interest income	$39,458	$34,197	$39,452
Interest expense	22,272	17,565	21,845
Net interest income	17,186	16,632	17,607
Provision for loan losses	1,350	1,325	1,350
Non-interest income	6,965	7,123	7,977
Non-interest expense	11,918	11,750	12,653
Provision for income taxes	3,548	3,484	3,588
Net income	$7,335	$7,196	$7,993

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2007	2006	2006
Per Common Share:
Net income (fully diluted)	$.53	$.52	$.58
Period end book value	$13.25	$11.51	$12.84

Earnings Performance Ratios:
Annualized return on average assets	1.29%	1.34%	1.46%
Annualized return on average stockholders' equity	16.24%	17.84%	18.37%
Net interest margin	3.27%	3.37%	3.41%
Average interest rate spread	2.73%	2.91%	2.81%
Efficiency ratio	49.35%	49.46%	49.46%
Non-interest expense to average total assets	2.08%	2.20%	2.31%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.54%	1.54%	1.54%
Non-performing assets to period-end assets	1.30%	1.06%	1.12%
Non-performing loans to period-end loans	1.59%	1.35%	1.19%
Annualized net charge-offs to average loans	.18%	.16%	.29%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash	$ 97,167	$ 132,100
Interest-bearing deposits in other financial institutions	1,331	1,050
Cash and cash equivalents	98,498	133,150
Available-for-sale securities	383,372	344,192
Held-to-maturity securities (fair value $1,573 - March 2007; $1,569 - December 2006)	1,470	1,470
Mortgage loans held for sale	4,640	2,574
Loans receivable, net of allowance for loan losses of $26,833 - March 2007; $26,258 - December 2006	1,713,356	1,672,044
Interest receivable	14,166	13,587
Prepaid expenses and other assets	13,213	15,554
Foreclosed assets held for sale, net	2,060	4,768
Premises and equipment, net	26,686	26,417
Goodwill and other intangible assets	2,086	1,395
Investment in Federal Home Loan Bank stock	8,875	10,479
Refundable income taxes	--	2,306
Deferred income taxes	12,497	12,372
Total Assets	$ 2,280,919	$ 2,240,308
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,757,332	$ 1,703,804
Federal Home Loan Bank advances	120,420	179,170
Short-term borrowings	172,459	120,956
Subordinated debentures issued to capital trust	25,774	25,774
Accrued interest payable	5,867	5,810
Advances from borrowers for taxes and insurance	743	388
Accounts payable and accrued expenses	15,418	28,828
Income taxes payable	1,670	--
Total Liabilities	2,099,683	2,064,730
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2007 - 13,678,596 shares; December 2006 - 13,676,965 shares	137	137
Additional paid-in capital	18,757	18,481
Retained earnings	163,579	158,780
Accumulated other comprehensive income (loss)	(1,237)	(1,820)
Total Stockholders' Equity	181,236	175,578
Total Liabilities and Stockholders' Equity	$ 2,280,919	$ 2,240,308

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED		THREE MONTHS ENDED
	March 31,		December 31,
	2007	2006	2006
	(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 34,677	$ 29,801	$ 35,474
Investment securities and other	4,781	4,396	3,978
TOTAL INTEREST INCOME	39,458	34,197	39,452
INTEREST EXPENSE
Deposits	18,226	13,757	18,140
Federal Home Loan Bank advances	1,863	2,032	1,900
Short-term borrowings	1,743	1,491	1,423
Subordinated debentures issued to capital trust	440	285	382
TOTAL INTEREST EXPENSE	22,272	17,565	21,845
NET INTEREST INCOME	17,186	16,632	17,607
PROVISION FOR LOAN LOSSES	1,350	1,325	1,350
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,836	15,307	16,257
NON-INTEREST INCOME
Commissions	2,480	2,542	2,153
Service charges and ATM fees	3,503	3,312	3,752
Net realized gains on sales of loans	175	213	237
Net realized gains (losses) on sales of available-for-sale securities	--	--	1
Net gain (loss) on sales of fixed assets	10	149	2
Late charges and fees on loans	163	779	276
Change in interest rate swap fair value net of change in hedged deposit fair value	296	(177)	777
Other income	338	305	779
TOTAL NON-INTEREST INCOME	6,965	7,123	7,977
NON-INTEREST EXPENSE
Salaries and employee benefits	7,136	6,981	6,838
Net occupancy and equipment expense	1,942	1,931	1,962
Postage	532	527	544
Insurance	221	212	219
Advertising	247	253	425
Office supplies and printing	232	213	238
Telephone	335	340	350
Legal, audit and other professional fees	249	241	261
Expense (income) on foreclosed assets	114	(35)	9
Write-off of trust preferred securities issuance costs	--	--	783
Other operating expenses	910	1,087	1,024
TOTAL NON-INTEREST EXPENSE	11,918	11,750	12,653
INCOME BEFORE INCOME TAXES	10,883	10,680	11,581
PROVISION FOR INCOME TAXES	3,548	3,484	3,588
NET INCOME	$ 7,335	$ 7,196	$ 7,993
BASIC EARNINGS PER COMMON SHARE	$.54	$.52	$.58
DILUTED EARNINGS PER COMMON SHARE	$.53	$.52	$.58
DIVIDENDS DECLARED PER COMMON SHARE	$.16	$.14	$.16

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Average Balances, Interest Rates and Yields

             The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $694,000 and $626,000 for the periods ended March 31, 2007 and 2006, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$174,648	$3,013	7.00%	$176,371	$2,877	6.61%
Other residential	74,542	1,556	8.47	98,934	1,997	8.18
Commercial real estate	463,151	9,672	8.47	457,945	8,590	7.61
Construction	653,974	13,649	8.46	543,466	10,734	8.01
Commercial business	155,574	3,209	8.36	99,661	1,996	8.12
Other loans	144,812	2,704	7.57	139,528	2,487	7.23
Industrial revenue bonds	52,636	875	6.74	67,573	1,120	6.72
Total loans receivable	1,719,337	34,678	8.18	1,583,478	29,801	7.63

Investment securities and other interest-earning assets	409,272	4,781	4.74	419,896	4,396	4.25

Total interest-earning assets	2,128,609	39,458	7.52	2,003,374	34,197	6.92
Non-interest-earning assets:
Cash and cash equivalents	94,293			101,216
Other non-earning assets	45,445			38,219
Total assets	$2,268,347			$2,142,809

Interest-bearing liabilities:
Interest-bearing demand and savings	$433,173	3,502	3.28	$448,956	3,190	2.88
Time deposits	1,122,878	14,724	5.32	965,717	10,567	4.44
Total deposits	1,556,051	18,226	4.75	1,414,673	13,757	3.94
Short-term borrowings	156,818	1,743	4.51	148,499	1,491	4.07
Subordinated debentures issued to capital trust	25,774	440	6.93	17,989	285	6.43
FHLB advances	147,277	1,863	5.13	193,764	2,032	4.25
Total interest-bearing liabilities	1,885,919	22,272	4.79	1,774,925	17,565	4.01
Non-interest-bearing liabilities:
Demand deposits	174,594			182,154
Other liabilities	27,214			24,357
Total liabilities	2,087,727			1,981,436
Stockholders' equity	180,620			161,373
Total liabilities and stockholders' equity	$2,268,347			$2,142,809

Net interest income:
Interest rate spread		$17,186	2.73%		$16,632	2.91%
Net interest margin*			3.27%			3.37%
Average interest-earning assets to average interest-bearing liabilities	112.9%			112.9%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

End